Exhibit 99.1

AMRI Announces Second Quarter 2016 Results

Albany, NY (August 4, 2016) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2016 and provided an update to its outlook for 2016.

Highlights:

•	Contract revenue of $116.5 million, up 37% from the second quarter 2015
•	Recurring royalty revenue of $4.4 million
•	Reported contract margins of 29%; non-GAAP contract margins of 33%
•	Reported net loss of ($21.3) million; non-GAAP net income of $12.7 million
•	Reported diluted EPS $(0.61); non-GAAP diluted EPS of $0.36
•	Adjusted EBITDA of $26.8 million, up 62% from the second quarter 2015
•	Updates 2016 outlook to reflect addition of Euticals

Non-GAAP contract margins, non-GAAP net income, non-GAAP diluted EPS and adjusted EBITDA are non-GAAP financial measures. For a discussion of these measures and reconciliations to U.S. GAAP measures, see “Non-GAAP Financial Measures” and Tables 1, 2 and 3.

“Solid execution of our strategy resulted in a successful quarter with strong revenue driven largely by the contributions of our acquisitions and strong performances in our commercial operations,” said William S. Marth, AMRI’s president and chief executive officer. Higher margin businesses such as Whitehouse Labs and Gadea, as well as strong results in our DDS and Drug Product businesses significantly enhanced our performance this quarter.

We are confident that our plan will enable us to meet our outlook for the full year 2016, especially with the addition of Euticals, which brings us compelling strategic benefits and adds to our ability to generate meaningful value for our customers and shareholders longer term.”

Second Quarter 2016 Results

Total revenue for the second quarter of 2016 was $120.8 million, an increase of 35%, compared to total revenue of $89.5 million reported in the second quarter of 2015.

Total contract revenue for the second quarter of 2016 was $116.5 million, an increase of 37%, compared to $85.2 million reported in the second quarter of 2015. Contract margins were 29% in the second quarter of 2016, compared with 24% for the second quarter of 2015. Non-GAAP contract margins were 33% for the second quarter of 2016, compared with 26% for the second quarter of 2015. The improvement in contract margins was driven largely by the addition of Gadea Pharmaceuticals.

Recurring royalty revenue in the second quarter of 2016 was $4.4 million, consistent with the second quarter of 2015, and reflects an increase in net sales of amphetamine salts as reported by Allergan, offset by the elimination of royalties on Allegra (fexofenadine) products which ended in the second quarter 2015. Recurring royalty revenue for the second quarter of 2016 includes $3.8 million from the net sales of certain amphetamine salts sold by Allergan and royalties from an API sourced from our business in Spain.

Research and development expense in the second quarter of 2016 was $3.5 million, up from $0.4 million in the second quarter 2015, reflecting increased investment in collaboration agreements and our API portfolio, and the addition of Gadea Pharmaceuticals.

Net loss under U.S. GAAP was $(21.3) million, or $(0.61) per basic and diluted share, in the second quarter of 2016, compared to U.S. GAAP net income of $2.3 million, or $0.07 per basic and diluted share in the second quarter of 2015. Non-GAAP net income in the second quarter of 2016 was $12.7 million or non-GAAP earnings per diluted share of $0.36, compared to non-GAAP net income of $7.4 million or non-GAAP earnings per diluted share of $0.22 for the second quarter of 2015.

Adjusted EBITDA in the second quarter of 2016 was $26.8 million, an increase of $10.3 million or 62% compared to the second quarter 2015.

For a reconciliation of non-GAAP financial measures to U.S. GAAP financial measures for the 2016 and 2015 reporting periods, please see Tables 1, 2 and 3 at the end of this press release.

Year-to-Date Results

Total revenue for the six-month period ended June 30, 2016 was $226.4 million, an increase of 32% compared to total revenue of $171.4 million reported for the six-month period ended 2015.

Contract revenue for the six-month period ended June 30, 2016 was $219.3 million, an increase of 37% compared to $160.4 million reported for the six-month period ended June 30, 2015. Contract margins reported under GAAP were 26% for the six-month period ended June 30, 2016, compared with 23% for the six-month period ended June 30, 2015. Non-GAAP contract margins were 30% for the six-month period ended June 30, 2016, compared with 25% for the six-month period ended June 30, 2015.

Recurring royalty revenue for the six-month period ended June 30, 2016 was $7.1 million, a decrease of 36% from $11.0 million for the six-month period ended June 30, 2015 due to the expiration of Allegra (fexofenadine) royalties in the second quarter of 2015. Recurring royalty revenue for the six-month period ended June 30, 2016 includes $6.0 million from the net sales of certain amphetamine salts sold by Allergan and royalties from an API sourced from our business in Spain.

Research and development expense for the six month period ended June 30, 2016 was $6.6 million, up from $0.9 million for the six-month period ended June 30, 2015, due to increased investment in collaboration agreements and our API portfolio, and the addition of Gadea.

Net loss under U.S. GAAP was $(31.3) million, or $(0.90) per basic and diluted share for the six-month period ended June 30, 2016, compared to U.S. GAAP net income of $0.1 million, or $0.00 per basic and diluted share for the six-month period ended June 30, 2015. Non-GAAP net income for the six-month period ended June 30, 2016 was $15.0 million or non-GAAP earnings per diluted share of $0.42, compared to non-GAAP net income of $13.8 million or non-GAAP earnings per diluted share of $0.42 for the six-month period ended June 30, 2015.

Adjusted EBITDA for the six-month period ended June 30, 2016 was $39.8 million, an increase of $7.8 million or 24% compared to the six-month period ended June 30, 2015.

Segment Results

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

API Contract Revenue	65,447	39,997	120,149	77,845
API Royalty Revenue	4,353	2,535	7,094	5,403
API Total Revenue	$69,800	$42,532	$127,243	$83,248

Cost of Contract Revenue	46,279	28,434	87,200	57,017

Gross Profit, excluding royalties	19,168	11,563	32,949	20,828
Gross Profit, including royalties	23,521	14,098	40,043	26,231

Gross Margin, excluding royalties	29.3%	28.9%	27.4%	26.8%
Gross Margin, including royalties	33.7%	33.1%	31.5%	31.5%

Non-GAAP Gross Profit, excluding royalties (1)	22,719	11,776	39,963	21,218
Non-GAAP Gross Margin, excluding royalties (1)	34.7%	29.4%	33.3%	27.3%

Non-GAAP Gross Profit, including royalties (1)	27,072	14,311	47,057	26,621
Non-GAAP Gross Margin, including royalties (1)	38.8%	33.6%	37.0%	32.0%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

API contract revenue for the second quarter of 2016 increased 64% compared to the second quarter of 2015, primarily due to $28.1 million of incremental revenue from the acquisition of Gadea Pharmaceuticals, partially offset by lower revenue associated with the Holywell, UK site closure. API contract margin excluding royalties, determined under GAAP for the second quarter of 2016 was consistent with the second quarter of 2015. API non-GAAP contract margin excluding royalties for the second quarter of 2016 increased 5 percentage points from 2015, driven by the margins realized on Gadea Pharmaceutical’s revenues.

API royalty revenue in the second quarter of 2016 increased $1.8 million over the second quarter of 2015 and includes $3.8 million from the net sales of certain amphetamine salts sold by Allergan. The increase reflects an increase in net sales of amphetamine salts as reported by Allergan and royalties from an API sourced from our business in Spain.

For the six-month period ended June 30, 2016, API contract revenue increased $42.3 million or 54%, due primarily to $48.1 million of incremental revenue from the acquisition of Gadea Pharmaceuticals, partially offset by lower revenue associated with the Holywell, UK site closure.

API contract margin excluding royalties determined under GAAP for the six-month period ended June 30, 2016 was consistent with the six-month period ended June 30, 2015. API non-GAAP contract margin excluding royalties for the six-month period ended June 30, 2016 increased 6 percentage points compared to the six-month period ended June 30, 2015, driven by the margins realized on Gadea Pharmaceuticals’ revenues.

Drug Discovery Services (DDS)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

DDS Contract Revenue (1)	$25,820	$21,399	$49,023	$39,273
Cost of Contract Revenue (1)	18,363	16,003	35,533	29,708

Contract Gross Profit	7,457	5,396	13,490	9,565
Contract Gross Margin	28.9%	25.2%	27.5%	24.4%

Non-GAAP Contract Gross Profit (2)	8,042	5,964	14,590	10,289
Non-GAAP Contract Gross Margin (2)	31.1%	27.9%	29.8%	26.2%

(1) A portion of the 2015 amounts were reclassified from DDS to DPM to better align business activities within our reporting segments.

(2) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

Discovery and Development Services (“DDS”) contract revenue for the second quarter of 2016 increased 21% compared to the second quarter of 2015, primarily due to $3.1 million of incremental revenue from the acquisition of Whitehouse Laboratories and organic growth, partially offset by lower revenue associated with our Singapore operations.

DDS contract margin determined under GAAP increased 4 percentage points in the second quarter of 2016 as compared to the second quarter of 2015. DDS non-GAAP contract margin increased 3 percentage points for the second quarter of 2016 as compared to the second quarter of 2015, driven by the margins realized on Whitehouse Laboratories’ revenue.

For the first half of 2016, DDS contract revenue increased $9.8 million or 25%, due primarily to $5.8 million of incremental revenue from the acquisition of Whitehouse Laboratories and strong organic growth, partially offset by lower revenue associated with our Singapore operations.

DDS contract margin determined under GAAP for the six-month period ended June 30, 2016 increased 3 percentage points compared with the six-month period ended June 30, 2015. DDS non-GAAP contract margin for the six-month period ended June 30, 2016 increased 4 percentage points from the six-month period ended June 30, 2015, driven by the margins realized on Whitehouse Laboratories’ revenues.

Drug Product Manufacturing (DPM)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2016	2015	2016	2015

DPM Contract Revenue (1)	$25,190	$23,830	$50,123	$43,240
Cost of Contract Revenue (1)	17,572	20,231	38,844	36,082
Contract Gross Profit	7,618	3,599	11,279	7,158
Contract Gross Margin	30.2%	15.1%	22.5%	16.6%

Non-GAAP Contract Gross Profit (2)	7,864	4,253	11,836	7,983
Non-GAAP Contract Gross Margin (2)	31.2%	17.8%	23.6%	18.5%

(1) A portion of the 2015 amounts were reclassified from DDS to DPM to better align business activities within our reporting segments.

(2) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin as a percentage of contract revenue.

DPM contract revenue determined under GAAP for the second quarter of 2016 increased 6% compared to the second quarter 2015, due to strong demand at our development and commercial manufacturing facilities, and $2.5 million of contract termination revenue related to the early termination of one of our collaboration arrangements.

DPM contract margin for the second quarter 2016 increased 15 percentage points compared to the second quarter of 2015. DPM non-GAAP contract margin for the second quarter of 2016 increased 13 percentage points compared to the second quarter of 2015, due to $2.5 million of contract termination revenue and enhanced operational efficiencies at our Albuquerque manufacturing facility.

DPM contract revenue for the six-month period ended June 30, 2016 increased 16% compared to the six-month period ended June 30, 2015, due primarily to $2.5 million of contract termination revenue.

DPM contract margin determined under GAAP for the six-month period ended June 30, 2016 increased 6 percentage points compared to the six-month period ended June 30, 2015. Drug Product Manufacturing non-GAAP contract margin for the six-month period ended June 30, 2016 increased 5 percentage points compared to the six-month period ended June 30, 2015, driven by contract termination revenue.

Liquidity and Capital Resources

At June 30, 2016, AMRI had cash, cash equivalents and restricted cash of $31.4 million, compared to $47.2 million at March 31, 2016. The decrease in cash and cash equivalents for the quarter ended June 30, 2016 was primarily due to the use of $13.3 million for capital expenditures and $5 million of debt paydown, partially offset by cash generated by operating activities of $3.5 million. At December 31, 2015, AMRI had cash, cash equivalents and restricted cash of $52.3 million. The decrease in cash and cash equivalents for the six months ended June 30, 2016 was primarily due to the use of $25 million for capital expenditures and $10.8 million of debt paydown, partially offset by cash generated by operating activities of $15.2 million.

Financial Outlook

AMRI’s guidance takes into account a number of factors, including expected financial results for 2016, anticipated tax rates and shares outstanding. The guidance includes the impact from the acquisition of Prime European Therapeuticals S.p.A., (“Euticals”), which closed on July 11, 2016.

AMRI’s estimates for full year 2016, including the addition of Euticals, are as follows:

•	Full Year 2016 revenue of $590 to $615 million, reflecting approximately $123 million of incremental revenue from Euticals, an increase of 50% at the midpoint, including:
o	DDS revenue growth of 27% to approximately $106 million
o	API revenue growth of 76% to approximately $362 million
o	DPM revenue growth of 10% to approximately $107 million
o	Fine Chemicals revenue of $16 million
o	Royalty revenue of $10 to $11 million
•	Non-GAAP contract margin of approximately 29%
•	Non-GAAP selling, general and administrative expenses of approximately 14% of revenue
•	R&D expense of between $12 and $13 million
•	Adjusted EBITDA between $108 and $114 million, an increase of 47% at the midpoint
•	Non-GAAP diluted EPS between $1.03 and $1.11, based on an average fully diluted share count of approximately 39 million shares
•	Non-GAAP effective tax rate of approximately 30-31%
•	Capital expenditures of approximately $48 million

Reflecting the recurring seasonality in AMRI’s business and greater contribution from Euticals in the fourth quarter, the Company currently expects the percentage of non-GAAP diluted EPS in the second half of 2016 to be approximately 20% in the third quarter and 80% in the fourth quarter.

Second Quarter Results Conference Call

AMRI will host a conference call and webcast today at 8:30 a.m. ET to discuss second quarter 2016 results. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 49003667. The webcast and supplementing slides can be accessed on the company’s website at www.amriglobal.com.

A replay of the conference call can be accessed for 24 hours at (855) 859-2056 (domestic calls) or (404) 537-3406 (international calls) and entering passcode 49003667. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent and cytotoxic compounds, controlled substances, steroids, hormones, and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all of the estimates under “Financial Outlook” and statements regarding, among other things, the planned integration of the Euticals business and the expected financial impact and synergies, the performance of the Company’s previously acquired higher margin businesses, the strength of the company’s commercial operations and prospects and the company’s momentum and long-term growth. The words “outlook”, “guidance”, “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control. Factors that could cause such differences include, but are not limited to, the ability of the Company to successfully integrate the Euticals business and achieve the expected financial results; ongoing headwinds in the U.S. economy which could lead to overall softness in the markets the Company serves; difficulty in raising new capital to support the Company’s business and a slowdown in its ability to grow through acquisitions; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of the products for which the Company receives royalties; the risk that the Company will not be able to replicate either in the short or long term the revenue stream that has historically been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the Company’s ability to enforce its intellectual property and technology rights; the Company’s ability to access sources of liquidity to provide for its cash needs, including its debt obligations and capital expenditures; the Company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, and make such acquisitions accretive to the company’s business model; the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on March 30, 2016 and the company's other SEC filings. The financial guidance offered by senior management with respect to 2016 represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Financial Measures

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit, contract gross margin, net income, and earnings per diluted share, adjusted to exclude certain charges (and gains when applicable) that relate to specific events or transactions, such as impairment charges, restructuring charges, executive transition costs, business acquisition costs, realized and unrealized gains and losses on hedge transactions related to business acquisitions, non-recurring professional fees, ERP implementation costs, insurance recoveries on business interruption events, and gains on sales of facilities in the 2016 and 2015 periods presented. Management typically excludes these amounts when evaluating our operating performance and believes that the resulting non-GAAP measures provide investors with a consistent basis for comparison across periods and, therefore, are useful to investors in assessing our operating performance.

Our U.S. GAAP measures are also adjusted to exclude certain non-cash charges (and gains when applicable) such as non-cash debt interest and amortization charges, share-based compensation expense, purchase accounting inventory adjustments, and purchase accounting depreciation and amortization for the periods presented for 2016 and 2015. Management typically excludes the amounts described above when evaluating our operating performance and believes that the resulting non-GAAP measures are useful to investors in assessing our operating performance.

We have also presented the non-GAAP measure of adjusted EBITDA, which in addition to the items excluded above, further excludes the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit.

We believe presentation of our non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net (loss) income or (loss) income per diluted share, prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3.

A reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures has not been included because we are unable to provide such information without the use of unreasonable efforts.  In particular, sufficient information is not available to predict with reasonable certainty the expense related to certain purchase accounting adjustments (inventory, tangible assets and intangible assets) relating to our recent acquisition of Euticals, which closed on July 11, 2016, and any potential restructuring actions that may be initiated as a result of that acquisition.  The disclosure of such reconciliations may imply to our investors a degree of precision in our calculations that is not possible. These amounts are uncertain at this time, depend on a number of factors and could have a material impact on GAAP reported results for the guidance period.

Contacts:

Investors

Patty Eisenhaur

AMRI Investor Relations

patty.eisenhaur@amriglobal.com

518-512-2261

Media

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

(Dollars in thousands)	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$30,675	$49,343
Restricted cash	713	2,966
Accounts receivable, net	100,589	110,427
Royalty income receivable	5,992	6,184
Inventory	93,174	89,231
Total current assets	256,653	280,245
Property and equipment, net	222,011	209,508
Total assets	806,506	865,567

Total current liabilities	102,715	99,096
Long-term debt, excluding current installments, net of unamortized discount	370,798	373,692
Total liabilities	543,574	578,344
Total stockholders’ equity	262,932	287,223
Total liabilities and stockholders’ equity	806,506	865,567

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Contract revenue	$116,457	$85,226	$219,295	$160,358
Recurring royalties	4,353	4,322	7,094	11,007
Total revenue	120,810	89,548	226,389	171,365

Cost of contract revenue	82,214	64,668	161,577	122,807
Technology incentive award	-	179	-	560
Research and development	3,479	384	6,647	875
Selling, general and administrative	27,924	16,518	52,524	33,992
Restructuring and other charges	526	1,632	3,126	3,119
Impairment charges	201	–	201	2,615
Total operating expenses	114,344	83,381	224,075	163,968

Income from operations	6,466	6,167	2,314	7,397

Interest expense, net	(7,064)	(3,179)	(14,200)	(6,214)
Other (expense) income, net	(5,661)	634	(6,658)	1,103

(Loss) income before income taxes	(6,259)	3,622	(18,544)	2,286

Income tax expense	15,008	1,315	12,791	2,202

Net (loss) income	$(21,267)	$2,307	$(31,335)	$84

Basic (loss) income per share	$(0.61)	$0.07	$(0.90)	$0.00

Diluted (loss) income per share	$(0.61)	$0.07	$(0.90)	$0.00

Table 1: Reconciliation of three and six months ended June 30, 2016 and 2015 reported contract gross profit and contract gross margin to non-GAAP contract gross profit and non-GAAP contract gross margin

Non-GAAP Measures	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2016	2015	2016	2015

Consolidated Contract Revenue, as reported	$116,457	$85,226	$219,295	$160,358
Consolidated Cost of Contract Revenue, as reported	82,214	64,668	161,577	122,807
Consolidated Contract Gross Profit, as reported	34,243	20,558	57,718	37,551

add: Share-based compensation expense	424	255	703	477
add: Purchase accounting inventory adjustments	3,348	-	6,658	-
add: Purchase accounting depreciation	610	1,179	1,310	1,461
Non-GAAP Consolidated Contract Gross Profit	$38,625	$21,992	$66,389	$39,489
Consolidated Contract Gross Margin, as reported	29.4%	24.1%	26.3%	23.4%
Non-GAAP Consolidated Contract Gross Margin	33.2%	25.8%	30.3%	24.6%

DDS Segment Contract Revenue, as reported	$25,820	$21,399	$49,023	$39,273
DDS Segment Cost of Contract Revenue, as reported	18,363	16,003	35,533	29,708
DDS Segment Contract Gross Profit, as reported	7,457	5,396	13,490	9,565

add: Share-based compensation expense	306	146	542	302
add: Purchase accounting depreciation	279	422	558	422
Non-GAAP DDS Segment Contract Gross Profit	$8,042	$5,964	$14,590	$10,289
DDS Segment Contract Gross Margin, as reported	28.9%	25.2%	27.5%	24.4%
Non-GAAP DDS Segment Contract Gross Margin	31.1%	27.9%	29.8%	26.2%

API Segment Contract Revenue, as reported	$65,447	$39,997	$120,149	$77,845
API Segment Cost of Contract Revenue, as reported	46,279	28,434	87,200	57,017
API Segment Contract Gross Profit, as reported	19,168	11,563	32,949	20,828

add: Share-based compensation expense	68	78	86	120
add: Purchase accounting inventory adjustments	3,348	-	6,658	-
add: Purchase accounting depreciation	135	135	270	270
Non-GAAP API Segment Contract Gross Profit	$22,719	$11,776	$39,963	$21,218
API Segment Contract Gross Margin, as reported	29.3%	28.9%	27.4%	26.8%
Non-GAAP API Segment Contract Gross Margin	34.7%	29.4%	33.3%	27.3%

Drug Product Segment Contract Revenue, as reported	$25,190	$23,830	$50,123	$43,240
Drug Product Segment Cost of Contract Revenue, as reported	17,572	20,231	38,844	36,082
Drug Product Segment Contract Gross Profit, as reported	7,618	3,599	11,279	7,158

add: Share-based compensation expense	50	31	75	55
add: Purchase accounting depreciation	196	623	482	770
Non-GAAP Drug Product Segment Contract Gross Profit	$7,864	$4,253	$11,836	$7,983
Drug Product Segment Contract Gross Margin, as reported	30.2%	15.1%	22.5%	16.6%
Non-GAAP Drug Product Segment Contract Gross Margin	31.2%	17.8%	23.6%	18.5%

Table 2: Reconciliation of the three and six months ended June 30, 2016 and 2015 reported net (loss) income and (loss) earnings per diluted share to non-GAAP net income and non-GAAP diluted earnings per share:

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited) and
Reconciliation of Non-GAAP Adjustments

	Three Months Ended
(Dollars in thousands, except for per share data)	June 30, 2016				June 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
Contract revenue	$116,457	$-		$116,457	$85,226	$-		$85,226
Recurring royalties	4,353	-		4,353	4,322	-		4,322
Total revenue	120,810	-		120,810	89,548	-		89,548

Cost of contract revenue	82,214	(4,382	) (a) (b) (c)	77,832	64,668	(1,434	) (a) (b)	63,234
Technology incentive award	-	-		-	179	-		179
Research and development	3,479	-		3,479	384	-		384
Selling, general and administrative	27,924	(9,379	) (d) (e) (f) (g) (h) (i)	18,545	16,518	(2,819	) (d) (e) (f) (g) (h) (i)	13,699
Restructuring and other charges	526	(526	) (j)	-	1,632	(1,632	) (j)	-
Impairment charges	201	(201	) (k)	-	–			-
Total operating expenses	114,344	(14,488)		99,856	83,381	(5,885)		77,496

Income from operations	6,466	14,488		20,954	6,167	5,885		12,052

Interest expense, net	(7,064)	2,802	(l)	(4,262)	(3,179)	1,772	(l)	(1,407)
Other (expense) income, net	(5,661)	6,243	(m) (n)	582	634	(600	) (o)	34

(Loss) income before income taxes	(6,259)	23,533		17,274	3,622	7,057		10,679

Income tax expense	15,008	(10,392	)(p) (q)	4,616	1,315	1,964	(p)	3,279

Net (loss) income	$(21,267)	$33,925		$12,658	$2,307	$5,093		$7,400

Basic (loss) earnings per share	$(0.61)	$0.97		$0.36	$0.07	$0.16		$0.23

Diluted (loss) earnings per share	$(0.61)	$0.97	(r)	$0.36	$0.07	$0.15	(r)	$0.22

(a)	Purchase accounting depreciation in 2016 and 2015 of $610 and $1,179, respectively.
(b)	Share-based compensation expense in 2016 and 2015 of $424 and $255, respectively.

(c ) Purchase accounting inventory adjustments associated with the acqusition of Gadea in 2016 of $3,348.

(d)	Purchase accounting depreciation and amortization in 2016 and 2015 of $1,934 and $694, respectively.
(e)	Share-based compensation expense in 2016 and 2015 of $2,050 and $1,210, respectively.
(f)	Business acquistion costs in 2016 and 2015 of $3,306 and $582, respectively.
(g)	Executive transition charges in 2016 and 2015 of $7 and $145, respectively.
(h)	ERP implementation costs in 2016 and 2015 of $1,482 and $94, respectively.
(i)	Non-recurring professional fees in 2016 and 2015 of $600 and $94, respectively, associated with the defense of an open securities litigation matter .
(j)	Restructuring and other charges in 2016 relate primarily to the Company's Singapore and Holywell, UK facilities, partially offset by a reduction in lease obligation reserves associated with a closed facility acquired in conjunction with the Cedarburg Pharmaceuticals acquisition. Restructuring and other charges in 2015 relate primarily to the closure of the company's Holywell, UK facility.
(k)	Impairment charges in 2016 relate to intellectual property assets associated with one of the Company's proprietary drug discovery programs.
(l)	Represents debt-related non-cash interest and amortization charges.
(m)	Gain on sale of Syracuse, NY facility, which was closed in 2014.
(n)	Loss on hedge transaction associated with the Euticals purchase price of $6,401 in 2016.
(o)	Insurance recovery - business interruption in 2015.
(p)	Income tax effects of non-GAAP adjustments included in income before income taxes in 2016 and 2015

(q)	Income tax expense related to the establishment of a valuation allowance on the Company's U.S. deferred tax assets of $8,467 in 2016.
(r)	Weighted average share counts utilized in computing non-GAAP diluted EPS in 2016 and 2015 of 35,653,934 and 33,226,098, respectively.

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited) and

Reconciliation of Non-GAAP Adjustments

	Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2016				June 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
Contract revenue	$219,295	$-		$219,295	$160,358	$-		$160,358
Recurring royalties	7,094	-		7,094	11,007	-		11,007
Total revenue	226,389	-		226,389	171,365	-		171,365

Cost of contract revenue	161,577	(8,671	) (a) (b) (c)	152,906	122,807	(1,938	) (a) (b)	120,869
Technology incentive award	-	-		-	560	-		560
Research and development	6,647	-		6,647	875	-		875
Selling, general and administrative	52,524	(15,605	) (d) (e) (f) (g) (h)	36,919	33,992	(7,575	) (d) (e) (f) (g) (h) (i)	26,417
Restructuring and other charges	3,126	(3,126	) (j)	-	3,119	(3,119	) (j)	-
Impairment charges	201	(201	) (k)	-	2,615	(2,615	) (k)	-
Total operating expenses	224,075	(27,603)		196,472	163,968	(15,247)		148,721

Income from operations	2,314	27,603		29,917	7,397	15,247		22,644

Interest expense, net	(14,200)	5,574		(8,626)	(6,214)	3,526		(2,688)
Other (expense) income, net	(6,658)	6,243	(m) (n)	(415)	1,103	(600	) (o)	503

(Loss) income before income taxes	(18,544)	39,420		20,876	2,286	18,173		20,459

Income tax expense	12,791	(6,945	) (p) (q)	5,846	2,202	4,500	(p)	6,702

Net (loss) income	$(31,335)	$46,365		$15,030	$84	$13,673		$13,757

Basic (loss) earnings per share	$(0.90)	$1.33		$0.43	$-	$0.43		$0.43

Diluted (loss) earnings per share	$(0.90)	$1.32	(r)	$0.42	$-	$0.42	(r)	$0.42

(a)	Purchase accounting depreciation in 2016 and 2015 of $1,310 and $1,461, respectively.
(b)	Share-based compensation expense in 2016 and 2015 of $703 and $477, respectively.

(c ) Purchase accounting inventory adjustments associated with the acquisition of Gadea in 2016 of $6,658.

(d)	Purchase accounting depreciation and amortization in 2016 and 2015 of $3,502 and $1,415, respectively.
(e)	Share-based compensation expense in 2016 and 2015 of $3,911 and $2,543, respectively.
(f)	Business acquistion costs in 2016 and 2015 of $5,480 and $1,672, respectively.
(g)	Executive transition charges in 2016 and 2015 of $7 and $936, respectively.
(h)	ERP implementation costs in 2016 and 2015 of $2,015 and $298, respectively.
(i)	Non-recurring professional fees in 2016 and 2015 of $600 and $711, respectively, primarily associated with the defense of an open securities ligitation matter.
(j)	Restructuring and other charges in 2016 relate primarily to the Company's Singapore and Holywell, UK facilities, partially offset by a reduction in lease obligation reserves associated with a closed facility acquired in conjunction with the Cedarburg Pharmaceuticals acquisition. Restructuring and other charges in 2015 relate primarily to the closure of the Company's Holywell, UK facility.
(k)	Impairment charges in 2016 relate to intellectual property assets associated with one of the Company's proprietary drug discovery programs. Impairment charges in 2015 relate to property, plant, and equipment charges associated with the closure of the Company's Holywell, UK facility.

(l)	Represents debt-related non-cash interest and amortization charges.
(m)	Gain on sale of Syracuse, NY facility, which was closed in 2014.
(n)	Loss on hedge transaction associated with the Euticals purchase price of $6,401 in 2016.
(o)	Insurance recovery - business interruption in 2015.
(p)	Income tax effects of non-GAAP adjustments included in income before income taxes in 2016 and 2015
(q)	Income tax expense related to the establishment of a valuation allowance on the Company's U.S. deferred tax assets of $8,467 in 2016.

( r) Weighted average share counts utilized in computing non-GAAP diluted EPS in 2016 and 2015 of 35,677,263 and 33,039,242, respectively.

Table 3: Reconciliation of the three and six months ended June 30, 2016 and 2015 reported net (loss) income to adjusted EBITDA:

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net (loss) income, as reported	$(21,267)	$2,307	$(31,335)	$84
Income tax expense	15,008	1,315	12,791	2,202
Interest expense, net	7,064	3,179	14,200	6,214
Depreciation and amortization	7,758	6,276	16,282	11,762
EBITDA	8,563	13,077	11,938	20,262
Impairment charges	201	–	201	2,615
Restructuring and other charges	526	1,632	1,984	3,119
Executive transition costs	7	145	7	936
Business acquisition costs	3,306	582	5,480	1,672
Purchase accounting inventory adjustments	3,348	-	6,658	-
ERP Implementation costs	1,482	94	2,105	298
Non-recurring professional fees	600	94	600	711
Share-based compensation expense	2,474	1,465	4,614	3,020
Insurance recovery - business interruption	-	(600)	-	(600)
Gain on sale of facility	(158)	-	(158)	-
Unrealized loss on hedge transaction	6,401	-	6,401	-
Adjusted EBITDA	$26,750	$16,489	$39,830	$32,033